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Pricing Supplement dated October 8, 1996                      Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                         File No. 333-05701
Prospectus Supplement dated July 8, 1996)

                                 ADVANTA CORP.
                  Medium-Term Notes, Series C - Floating Rate

=====================================================================================================================
Principal Amount: $15,000,000                            Initial Interest Rate: To be determined as of 10/09/96
Agent's Discount or Commission: $18,750                  Stated Maturity Date:  10/14/97
Net Proceeds to Issuer: $14,981,250                      Original Issue Date: 10/11/96
Issue Price: 100%                                        Trade Date:  10/08/96
=====================================================================================================================
Calculation Agent: Chase Manhattan Bank                    Cusip No.:  00756QCU0

Interest Calculation:

         /X/    Regular Floating Rate Note                 / /    Floating Rate/Fixed Rate Note
                                                                    (Fixed Rate Commencement Date):
         / /    Inverse Floating Rate Note                          (Fixed Interest Date):
                 (Fixed Interest Rate):

         / /    Other Floating Rate Note (see attached)

Interest Rate Basis:

         / /    CD Rate                                    / /    Commercial Paper Rate

         / /    Eleventh District Cost of Funds Rate       / /    Federal Funds Rate

         / /    LIBOR                 Index Currency:

         / /    LIBOR Reuters                              / /    Treasury Rate

         /X/    LIBOR Telerate
                                                           / /    Other:
         / /    CMT Rate
                          Designated CMT Telerate Page:
                          Designated CMT Maturity Index:

Initial Interest Reset Date:  January 14, 1997                    Spread (+/-):  +0.2500%
Interest Reset Dates:  The 14th day of January,                   Spread Multiplier: N/A
                       April and July                             Maximum Interest Rate:  N/A
                                                                  Minimum Interest Rate:  N/A


Interest Payment Dates:  The 14th day of January, April and July, commencing
                         January 14, 1997, with a final interest payment on October 14, 1997

Index Maturity: 3-Month LIBOR
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Day Count Convention:

         / /    30/360 for the period from               to

         /X/    Actual/360 for the period from  10/11/96 to 10/13/97

         / /    Actual/Actual for the period from        to

Redemption:

         /X/    The Notes cannot be redeemed prior to the Stated Maturity Date.

         / / The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                Initial Redemption Percentage: _____%
                Annual Redemption Percentage Reduction:   ____% until
                Redemption Percentage is 100% of the principal amount.
Repayment:

         /X/    The Notes cannot be repaid prior to the Stated Maturity Date.

         / / The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                Optional Repayment Date(s):
                Repayment Price: ________%

Currency:

         Specified Currency:  U.S. Dollars
         (If other than U.S. dollars, see attached)

         Minimum Denominations:  N/A
         (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:

         / /    Yes      /X/     No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:

         /X/    Book Entry       / /     Certificated

Agent acting in the capacity as indicated below:

         /X/    Agent            / /     Principal

If as Principal:

         / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         / / The Notes are being offered at a fixed initial public offering price of _____% of principal amount.
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If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

/ /      Other Provisions:

                 / /  Salomon Brothers Inc

                            /X/  CS First Boston

                                         / / Donaldson, Lufkin & Jenrette
                                               Securities Corporation

                                                         / / Merrill Lynch & Co.